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                                                                EXHIBIT 12.01


                     Fairfield Manufacturing Company, Inc.
                      Ratio of Earnings to Fixed Charges

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
                                                                             Year Ended                          Three Months Ended
                                                           1994       1995      1996      1997      1998      1998      1999

Income (loss) before income taxes, extraordinary item
  and cumulative effect of change in accounting
  principle                                              $  (903)    $12,430   $ 7,649   $ 4,821   $11,800   $2,502    $5,892
                                                         -------     -------   -------   -------   -------   ------    ------
Add back fixed charges:
  Interest expense                                        11,674      12,269    11,260    12,005    12,037    3,132     2,672

  Amortization of deferred financing costs                   703         638       670       671       660      171       153

Preferred stock dividend and accretion                        --          --        --    10,413    10,576    2,642     2,644
                                                         -------     -------   -------   -------   -------   ------    ------

Total fixed charges                                      $12,377     $12,907  $ 11,930  $ 23,089   $23,273   $5,945    $5,469
                                                         -------     -------  --------  --------   -------   ------    ------

Income (loss) before income taxes,
 extraordinary item and cumulative
 effect of change in accounting
 principal plus fixed charges, less
 preferred stock dividend and accretion                  $11,474     $25,337   $19,579  $ 17,497   $24,497   $5,805    $8,717
                                                         -------     -------   -------   -------   -------   ------    ------
                                                         -------     -------   -------   -------   -------   ------    ------

Ratio of earnings to fixed charges                            --         2.0       1.6        --       1.1       --       1.6

Earnings insufficient to cover fixed charges             $  (903)                        $(5,592)            $ (140)
                                                         -------                         -------             ------
                                                         -------                         -------             ------

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